September 25, 2013

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

We have read the statements of Nutranomics, Inc. f/k/a Buka Ventures Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated September 24, 2013 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC